PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact: Thomas Prame
Chief Executive Officer and President
Phone: (219) 814-5983

Horizon Bank Appoints Michele Samuels and Brian Walker to Serve as Independent Directors

MICHIGAN CITY, Ind., July 17, 2024 – (NASDAQ GS: HBNC) Horizon Bancorp, Inc. (“Horizon” or the “Company”) announced the appointments on June 18, 2024 of Michele A. Samuels and Brian C. Walker to serve as independent directors on the Board of its wholly owned subsidiary, Horizon Bank.

Samuels is Senior Vice President, General Auditor & Compliance Officer at Blue Cross Blue Shield of Michigan (BCBSM), headquartered in Detroit. She joined BCBSM in 1990 and has served in her current role since 2009, leading a team of over 100 audit, compliance, and investigative assurance and advisory services at one of the largest Blues affiliates in the United States with more than $30 billion in annual revenue. Additionally, she is a certified public accountant and began her career as an auditor with KPMG in Detroit. Samuels has served on the boards of Big Brothers Big Sisters of Metropolitan Detroit, the Greater Detroit Health Council, the Nataki Talibah Schoolhouse of Detroit, and the Detroit Music Hall, as well as Michigan Governor Gretchen Whitmer’s Black Leadership Advisory Council. Samuels earned her bachelor’s degree in business administration from the University of Windsor and an MBA from Michigan State University.

Walker is the retired President, Chief Executive Officer and Director of Herman Miller, now MillerKnoll, and currently serves as an independent Director on the boards of Gentex Corporation (NASDAQ: GNTX) and UFP Industries, Inc. (NASDAQ: UFPI), all based in Western Michigan. Walker retired in 2018 from Herman Miller after a 14-year tenure as CEO. During his nearly three decades with the company, he also served as Chief Operating Officer, President of North America, and Chief Financial Officer. Previously, Walker was a certified public accountant with Arthur Andersen. Walker was also recently an Operating Partner of private equity firm Huron Capital. In addition to serving as a corporate director, Walker has been a member of the boards of the Federal Reserve Bank of Detroit, Davenport University, and The Right Place, Inc. of Grand Rapids. Walker earned his bachelor’s degree in business administration and accounting from Michigan State University.

“Michele and Brian are exceptional corporate and community leaders in several of Horizon Bank’s fastest growing markets, with tremendous experience guiding enterprises that are among the largest and most sophisticated in their industries,” said Thomas M. Prame, Chairman and President of Horizon Bank and Chief Executive

Officer and President of the Company. “We are pleased to welcome them as our newest independent directors, their diverse backgrounds and extensive experience will be instrumental in shaping the future of Horizon and advancing our efforts to create value for our shareholders and communities we serve.”
With their addition to the Horizon Bank Board, Samuels joins the Cyber Security Committee and Audit Committee, and Walker joins the Compensation Committee and the ERM and Credit Policy Committee.

About Horizon Bancorp, Inc.

Horizon Bancorp, Inc. (NASDAQ GS: HBNC) is the $7.9 billion-asset bank holding company for Horizon Bank, which serves customers across diverse and economically attractive Midwestern markets through convenient digital and virtual tools, as well as its Indiana and Michigan branches. Horizon's retail offerings include prime residential, indirect auto, and other secured consumer lending to in-market customers, as well as a range of personal banking and wealth management solutions. Horizon also provides a comprehensive array of in-market business banking and treasury management services, as well as equipment financing solutions for customers regionally and nationally, with commercial lending representing over half of total loans. More information on Horizon, headquartered in Northwest Indiana's Michigan City, is available at horizonbank.com and investor.horizonbank.com.